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Exhibit 12

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(In £ millions, except ratios)

UK GAAP

	HISTORICAL BASIS						SUPPLEMENTAL BASIS(1)
	Six months ended 30 June 2002	Years ended 31 December					Six months ended 30 June 2002	Years ended 31 December
		2001	2000	1999	1998	1997		2001	2000	1999	1998	1997
Profit on ordinary activities (excluding discontinued operations) before shareholder tax and minority interest	471	313	914	689	1,094	1,101	471	313	914	689	1,094	1,101
Fixed charges	205	358	306	200	157	107	87	150	131	122	97	69

Earnings	676	671	1,220	889	1,251	1,208	558	463	1,045	811	1,191	1,170

Fixed charges:
Interest payable on core structural borrowings(2)	67	118	131	122	97	69	67	118	131	122	97	69
Interest on other borrowings relating to shareholder financed business(3)	59	44	12	9	8	6	20	32	—	—	—	—
Interest on other bank loans and overdrafts relating to long-term (with profits) business(4)	23	45	38	29	29	16	—	—	—	—	—	—
Interest on lease payments for property related to long-term (with profits) business(5)	7	14	14	14	14	14	—	—	—	—	—	—
Interest on other borrowings relating to long-term (with profits) business(6)	49	137	111	26	9	2	—	—	—	—	—	—

Fixed Charges	205	358	306	200	157	107	87	150	131	122	97	69

Ratio of Earnings to Fixed Charges	3.3	1.9	4.0	4.4	8.0	11.3	6.4	3.1	8.0	6.6	12.3	17.0

Earnings in Excess of Fixed Charges	471	313	914	689	1,094	1,101	471	313	914	689	1,094	1,101

US GAAP

	HISTORICAL BASIS						SUPPLEMENTAL BASIS(1)
	Six months ended 30 June 2002	Years ended 31 December					Six months ended 30 June 2002	Years ended 31 December
		2001	2000	1999	1998	1997		2001	2000	1999	1998	1997
Income from continuing operations before income taxes and minority interests and cumulative effect of changes in accounting principles	(367)	(721)	586	1,429	1,202	1,458	(367)	(721)	586	1,429	1,202	1,458
Fixed charges	1,543	3,486	3,216	3,031	2,543	2,326	129	168	148	135	109	78

Earnings	1,176	2,765	3,802	4,460	3,745	3,784	(238)	(553)	734	1,564	1,311	1,536

Fixed charges:
Interest payable on core structural borrowings(2)	67	118	131	122	97	69	67	118	131	122	97	69
Interest on other borrowings relating to shareholder financed business(3)	59	44	12	9	8	6	59	44	12	9	8	6
Interest on other bank loans and overdrafts relating to long-term (with profits) business(4)	23	45	38	29	29	16	2	5	4	3	3	2
Interest on lease payments for property related to long-term (with profits) business(5)	7	14	14	14	14	14	1	1	1	1	1	1
Interest on other borrowings relating to long-term business(6)	49	137	111	26	9	2	—	—	—	—	—	—
Interest credited to policy account values(7)	1,338	3,128	2,910	2,831	2,386	2,219	—	—	—	—	—	—

Fixed Charges	1,543	3,486	3,216	3,031	2,543	2,326	129	168	148	135	109	78

Ratio of Earnings to Fixed Charges	—	—	1.2	1.5	1.5	1.6	—	—	5.0	11.6	12.0	19.7

Earnings in (Deficit)/Excess of Fixed Charges	(367)	(721)	586	1,429	1,202	1,458	(367)	(721)	586	1,429	1,202	1,458

(1)
Management believes that the supplemental ratios are more indicative of the Prudential group's ability to cover its fixed charges than the historical ratios because they include fixed charges incurred for shareholder-financed business but exclude product-related fixed charges and fixed charges that are effectively borne by policyholders. Presentation of the supplemental ratios is neither required nor encouraged by the SEC.

(2)
Core structural borrowings comprise those borrowings required to support the Prudential group's main business activities.

(3)
Interest on other borrowings relating to shareholder financed business includes:

(a)
interest on commercial paper supporting a short-term fixed income securities reinvestment program,

(b)
interest on structural borrowings of UK banking operations,

(c)
interest payable on debt held for trading purposes relating to UK banking business and

(d)
interest payable on non-recourse borrowings of investment funds managed by PPM America, which are consolidated as if they were subsidiaries, as a result of the Prudential group's effective control of the funds.

On a UK GAAP supplemental basis items (c) and (d) are excluded because they do not relate to debt held for structural purposes.

(4)
Interest on other bank loans and overdrafts relating to long-term (with-profits) business has been excluded from the UK GAAP supplemental basis. In the US GAAP supplemental basis this interest expense includes the shareholder's 10% interest only.

(5)
Given the complexities of calculating the interest on lease payments, it has been assumed that 1/3 of the total lease payments represent interest. This interest relates entirely to long-term business and has been excluded on a UK GAAP supplemental basis. On a US GAAP supplemental basis, this interest expense includes the shareholder's 10% interest only.

(6)
Interest on other borrowings relating to long-term business includes:

(a)
amounts in respect of products in the nature of funding arrangements entered into by Jackson National Life (JNL) and

(b)
interest payable on debt held in the Scottish Amicable Insurance Fund (SAIF), a ring-fenced sub-fund of Prudential Assurance Company (PAC) in which shareholders have no interest.

Both of the above items relate to long-term business and have been excluded on a UK GAAP supplemental basis.

On a US GAAP supplemental basis both items have been excluded: shareholders have no interest in the profits of SAIF; and, interest on funding arrangements is simillar in substance to interest credited on Guaranteed Investment Contracts.

(7)
Relates to interest credited on FAS 97 policyholder accounts.

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  Exhibit 12
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES